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                                                                    EXHIBIT 99.2



                                 PRESS RELEASE


     Jacksonville, Florida April 20, 1998 PSS World Medical, Inc. (Nasdaq/ NM:
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PSSI - news) announced today that it had adopted a shareholder protection rights agreement on April 20, 1998 designed to enhance the ability of all shareholders to realize the long-term value of their investment in the Company.

     The rights plan provides that one preferred stock purchase right will be distributed as a dividend on each outstanding share of common stock of the Company held of record as of the close of business on May 1, 1998.

     Patrick C. Kelly, Chairman and Chief Executive Officer of the Company, stated: "The rights plan does not prevent a takeover, but it is designed to protect shareholders' interests by encouraging anyone seeking control of the Company to negotiate with the Board of Directors." A spokesman also noted that such plans have been adopted by a significant number of public corporations in recent years. The action came after consulting with legal and other advisors.

     The rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock, or announces a tender or exchange offer upon consummation of which, such person or group would beneficially own 15% or more of the common shares of the Company. If the rights are triggered, then each right not owned by the person or group entitles its holder to purchase shares of Company common stock at the right's then current exercise price (or in certain circumstances as determined by the Company, a combination of cash, property, common shares or other securities), having a value of twice the right's exercise price of $115.

    In addition, if the Company is involved in a merger or business combination transaction with another person in which the Company is not the surviving corporation, each right that has not previously been exercised will entitle its holder to purchase, at the right's then-current exercise price, common shares of such other person having a value of twice the right's exercise price.
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     The Company may terminate the rights at any time until the close of business on the tenth business day following an announcement by the Company that a person or group has become the beneficial owner of 15% or more of the Company's common stock.

     Details of the shareholder protection rights agreement are outlined in a letter which will be mailed to all shareholders of record at the close of business on May 1, 1998.

     PSS World Medical, Inc. is the largest distributor of medical supplies, equipment and pharmaceuticals to office-based physicians in the United States through its Physician Sales & Service, inc. Division. Through its Gulf South Medical Supply subsidiary, the Company is the largest national distributor of medical supplies and related products to the long-term care industry. In addition, the Company is the largest distributor of medical diagnostic imaging supplies, chemicals, equipment, and service to the acute care and alternate-care markets through its subsidiary, Diagnostic Imaging, Inc.